Exhibit 99.1

Cornerstone Building Brands Announces Completion of Debt Refinancing and Repayment of its $645 million, 8.00% Senior Notes

CARY, NC, April 15, 2021 - Cornerstone Building Brands, Inc. (NYSE: CNR) (the “Company”), the largest manufacturer of exterior building products in North America, today announced that it has fully redeemed its $645 million aggregate principal amount of 8.00% Senior Notes due 2026 (the “Notes”) using available cash from the balance sheet and net proceeds from its extended and upsized senior term loan facility. The Company successfully upsized and extended the maturity of its $2,498 million senior term loan facility due 2025 in the form of $2,600 million in Tranche B term loans due April 12, 2028. Additionally, the Company has amended and refinanced its senior cash flow based and asset-based revolving credit facilities, extending the maturities to April 12, 2026.

“We are incredibly pleased with the execution and support of our refinancing transactions,” said Jeff Lee, Executive Vice President and Chief Financial Officer. “We have refinanced all of our credit facilities, meaningfully extending our debt maturities, while maintaining our covenant-lite structure. Using available cash from the balance sheet and proceeds from the upsized term loan, we fully redeemed the $645 million principal, 8% senior notes due 2026 decreasing our annual interest costs by over $50 million a year. We will continue to focus on driving value through the execution of our capital allocation priorities, which includes investments in the core business, margin enhancing growth investments, and debt pay down,” Lee concluded.

The redemption price for the Notes was at 104%, plus accrued and unpaid interest to, but not including, the redemption date.

About Cornerstone Building Brands

Cornerstone Building Brands is the largest manufacturer of exterior building products for residential and low-rise non-residential buildings in North America. Headquartered in Cary, North Carolina, the organization serves residential and commercial customers across new construction and repair and remodel markets. As the #1 manufacturer of vinyl windows, vinyl siding, insulated metal panels, metal roofing and wall systems and metal accessories, Cornerstone Building Brands combines an expansive portfolio of strong brands and quality products with a broad multi-channel distribution platform that includes approximately 20,500 employees at manufacturing, distribution and branch office locations throughout North America. At Cornerstone Building Brands, corporate stewardship is a responsibility that is deeply embedded in our over 75-year history. We are committed to our purpose of contributing positively to the communities where we live, work and play. For more information, visit us at www.cornerstonebuildingbrands.com.

Contacts

Investor Relations:

Tina Beskid

1-866-419-0042

info@investors.cornerstonebuildingbrands.com